Exhibit 4.8

10% CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT

THIS 10% CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of September 23, 2003 (this “Agreement”), is entered into by and between ACCLAIM ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and the Purchaser whose name is set forth on the signature page hereto (the “Purchaser”).

RECITALS:

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell and issue to the Purchaser, upon the terms and subject to the conditions stated in this Agreement, an aggregate of [$                    ] in principal amount of the Company’s 10% Convertible Subordinated Notes due September 23, 2010 in the form attached hereto as Exhibit A (the “Notes” and collectively, with the Underlying Shares (as defined below) and the Warrants (as defined below), the “Securities”), which Notes shall be convertible into shares of common stock of the Company, $0.02 par value per share (the “Common Stock”), in accordance with the terms of this Agreement and the Notes. The Underlying Shares shall mean the shares of Common Stock issued or issuable upon conversion of the Notes or exercise of the Warrants;

WHEREAS, in connection the sale of the Notes, the Company will also issue to the Purchaser warrants to purchase shares of the Company’s Common Stock and, upon the terms and subject to the conditions of this Agreement, may issue to the Purchaser additional warrants to purchase shares of the Company’s common stock under certain circumstances (each a “Warrant” and collectively, the “Warrants”). The exercise price and the number of shares of Common Stock which may be purchased from the Company pursuant to the Warrants shall be determined as set forth herein and in each Warrant.

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto are also entering into, of even date herewith, a registration rights agreement (the “Registration Rights Agreement”). This Agreement, together with the Notes, the Registration Rights Agreement and the Warrants are hereinafter collectively referred to as the “Transaction Documents”.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1.	AGREEMENT TO PURCHASE; CLOSING

(a) Purchase of Notes. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to each of the Purchaser, and each of the Purchaser hereby severally, and not jointly, agrees to purchase from the Company the principal amount of Notes set forth on Schedule 1(a) attached hereto at the Closing (as such term is defined in Section 1(b) hereof). Each Purchaser’s aggregate purchase price (the “Purchase Price”) for the Notes to be purchased hereunder is also set forth on Schedule 1(a). In connection with the purchase of the Notes by the Purchaser, the Company shall issue to the Purchaser at the Closing (as defined below) Warrants in accordance with Section 12 of this Agreement.

(b) Closing. The closing (the “Closing”) of the purchase and sale of the Notes and the issuance of the Warrants will take place at the offices of the Company, One Acclaim Plaza, Glen Cove, New York 11542 on September 26, 2003, or at such other place and time as may be mutually agreed by the Purchaser and the Company. The date of the Closing is referred to herein as the “Closing Date.” At the Closing, the Company will deliver to the Purchaser the Notes and the Warrants, in exchange for payment by the Purchaser of the Purchase Price by wire transfer of immediately available funds payable to the Company. The Notes shall be registered in each of the Purchaser’s names.

2.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company as to itself only that:

(a) Accredited Investors. The Purchaser is: (i) experienced in making investments of the kind contemplated by this Agreement; (ii) able, by reason of business and financial experience, to protect its own interests in connection with the transactions contemplated by this Agreement; (iii) able to afford the entire loss of its investment in the Securities; (iv) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D; and (v) not a broker-dealer or an affiliate of a broker-dealer as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) No Public Distribution. The Purchaser is acquiring the Securities for its own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act or exempt from such registration. The Purchaser has not been organized for the purpose of investing in securities of the Company, although such investment is consistent with its purposes.

(c) Subsequent Offers and Sales. All subsequent offers and sales of the Securities by the Purchaser shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration; with any offers and sales which are being made pursuant to an applicable exemption from registration being accompanied by a legal opinion obtained by the Purchaser, which legal opinion being satisfactory to the Company and the Company’s legal counsel.

(d) Accuracy of Purchaser’s Representations and Warranties. The Purchaser understands that the Securities are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of the Purchaser’s representations and warranties contained in the Transaction Documents and any ancillary documents thereto, as applicable, and the Purchaser’s compliance with the Transaction Documents and any ancillary documents thereto, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares in accordance with the terms and provisions of the Transaction Documents.

(e) Public Filings. The Purchaser: (i) has been provided with and has reviewed all requested information concerning the business of the Company, including, without limitation, the Company’s Annual Report on Form 10-KT for the seven month period ended March 31, 2003 (the “2003 10-KT”), Quarterly Report on Form 10-Q for the period ended June 2, 2003 (the “2004 10-Q”); all prior quarterly and annual reports of the Company as has been requested by the Purchaser; and (ii) has had all requested access to the management of the Company and has had the opportunity to ask questions of the management of the Company.

(f) Capacity and Authority. The Purchaser has the requisite capacity and authority to execute, deliver and perform each of the Transaction Documents and any an all ancillary documents thereto and to consummate the transactions contemplated thereby. Each of the Transaction Documents executed and delivered by the Purchaser have been duly executed and delivered by the Purchaser and each is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms.

(g) Due Execution. This Agreement and the other Transaction Documents, and any ancillary documents thereto and the transactions contemplated hereby and thereby that have been executed and delivered by the Purchaser, have been duly and validly authorized by the Purchaser and such agreements, when executed and delivered by each of the other parties thereto will each be a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforcement of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(h) Brokers. The Purchaser has not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein.

(i) No General Solicitation. The Purchaser did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

(j) Subordination of Notes. As set forth in Section 10 hereto, the Purchaser represents and warrants that it is aware that the Notes are subordinate to the Senior Indebtedness (as hereinafter defined) and any and all payments which the Holder (as hereinafter defined) shall receive pursuant to the Note are subject to Section 10 of this Agreement.

(k) Stockholder Approval. As set forth in Section 4(h) of this Agreement, the Purchaser represents and warrants that it understands that the issuance of the Underlying Shares (as hereinafter defined) at a price of $.57 is subject to the Company’s receipt of stockholder approval and that the Company does not make any representation or warranty as to its ability to obtain such stockholder approval.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

(a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Company’s subsidiaries is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation. Each of the Company and its subsidiaries is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on the Company (as hereinafter defined). All of the outstanding capital stock of the Company’s subsidiaries is owned either directly or indirectly by the Company. The Company and its subsidiaries have all requisite corporate power and authority, and hold all licenses, permits and other required authorizations from governmental authorities, necessary to conduct their business as it is now being conducted or proposed to be conducted and to own or lease their properties and assets as they are now owned or held under lease.

(b) Capitalization. On the date hereof, the authorized capital of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.02 per share (“Preferred Stock”). As of July 31, 2003 there were 113,084,491 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. Schedule 3(b) sets forth all of the options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company (collectively, the “Derivative Securities”) which are outstanding on July 31, 2003, including in each case: (i) the name and class of such Derivative Securities; and (ii) the number of shares of Common Stock into which such Derivative Securities are convertible as of July 31, 2003. All outstanding securities of the Company are validly issued, fully paid and nonassessable. No stockholder of the Company is entitled to any preemptive rights with respect to the purchase of or sale of any securities by the Company. Except as contemplated herein, none of the shares of capital stock of the Company are reserved for any purpose, other than the issuance upon exercise or conversion of the Derivative Securities, and the Company is neither subject to any obligation (contingent or otherwise), nor has any option, to repurchase or otherwise acquire or retire any shares of its capital stock.

(c) Issuance of the Securities and Warrant Shares. The Notes are duly authorized, issued and delivered and the Underlying Shares when issued in accordance with the terms of the Notes or the Warrants, as the case may be, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens imposed by or through the Company, will not be subject to preemptive rights, and will not subject the holder thereof to personal liability by reason of being such a holder. There are no preemptive rights of any stockholder of the Company to acquire the Securities or the Warrants. As disclosed in a press release filed by the Company on January 31, 2003, the Company has received notification from Nasdaq (as defined below) that the Common Stock does not meet the minimum bid requirements and is therefore subject to delisting from Nasdaq. The Company has duly reserved from its authorized and unissued shares a sufficient number of shares of Common for issuance upon conversion of the Notes and exercise of the Warrants.

(d) Reporting Company Status. The Common Stock is registered under Section 12 of the Exchange Act. The Company files reports with the Commission pursuant to Section 12 and/or 15(d) of the Exchange Act. To the knowledge of the Company, the Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act. The Common Stock is listed and traded on The Nasdaq SmallCap Stock Market (“Nasdaq”).

(e) Legality. The Company has the requisite corporate power and authority to enter into each of the Transaction Documents and to issue and deliver the Securities.

(f) Due Execution. The Transaction Documents, and the transactions contemplated thereby, have been duly and validly authorized by the Company; the Transaction Documents have been duly executed and delivered by the Company and are each the legal, valid and binding agreement and obligation of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(g) Non-contravention. The execution and delivery of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby, does not (i) result in a violation of either the Certificate of Incorporation or By-laws of the Company, or (ii) constitute a default under (or an event which with notice or lapse of time or both could become a default) or give to others any rights of termination, amendment or cancellation of, any material agreement, indenture or instrument to which the Company is a party unless the same shall have been waived or consented to by the other party, or result in a violation of any law, rule, regulation, order, judgment or decree (foreign or domestic and including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected other than any of the foregoing which would not have a Material Adverse Effect (as hereinafter defined). Except as set forth in Schedule 3(g), neither the filing of the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement nor the offering or sale of the Notes, the Warrants and the Underlying Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied on or prior to the date hereof, for or relating to the registration of any shares of the Common Stock.

(h) Approvals. Other than the filing of a Registration Statement with the Securities and Exchange Commission (the “SEC”) ,the filing of a listing application for the Underlying Shares with Nasdaq, as each are contemplated by the Registration Rights Agreement, and the receipt by the Company of approval from the SEC for such Registration Statement to be declared effective ,the receipt by the Company of the appropriate approvals and/or confirmations from Nasdaq, and the receipt by the Company of the stockholder approval contemplated by Section 4(h) of this Agreement, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of the Transaction Documents.

(i) SEC Documents, Financial Statements. Since September 1, 2002, the Company has filed all reports, schedules, forms and statements required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (hereinafter, the “SEC Documents”). As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or year end accounting or audit adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(j) Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing of this Agreement, or any action or inaction at or prior to the Closing of this Agreement, or any state of facts existing at or prior to the Closing of this Agreement, except (a) liabilities described in or reflected in the SEC Documents up to and including the 2004 10-Q and (b) liabilities incurred in the ordinary course of business since the date of the 2004 10-Q.

(k) Absence of Certain Changes. Except as disclosed in the SEC Documents, since March 31, 2003, there has been no material adverse change in the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (each, a “Material Adverse Effect”).

(l) Insurance. The Company and its subsidiaries maintain property and casualty, general liability, personal injury and other similar types of insurance that are reasonably adequate and consistent with industry standards and historical claims experience. The Company and its subsidiaries have not received notice from, and have no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company or its subsidiaries) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy covering the Company or any of its subsidiaries presently in force.

(m) Compliance with Law. To the knowledge of the Company, the Company and its subsidiaries have complied in all material respects with all applicable statutes and regulations of the United States and of all states, municipalities and applicable agencies and foreign jurisdictions or bodies in respect of the conduct of its business and operations, and the failure, if any, by the Company or its subsidiaries to have fully complied with any such statute or regulation has not resulted in a Material Adverse Effect.

(n) Absence of Litigation. Except as disclosed in the SEC Documents, to the knowledge of the Company, there is no action, suit, formal inquiry or investigation, or proceeding before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, affecting the Company or any of its subsidiaries, in which an unfavorable decision, ruling or finding would have a Material Adverse Effect or adversely affect the transactions contemplated by the Transaction Documents or the validity or enforceability of, or the authority or ability of the Company to perform its obligations under the Transaction Documents.

(o) Investment Company Act. The Company and its subsidiaries are not conducting, and will not conduct, their business in a manner which would cause any of them to become an “investment company,” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

(p) Private Offering; Trust Indenture Act. Subject to the accuracy of the Purchaser’s representations and warranties set forth in Section 2 hereof, the offer, sale and issuance of the Securities, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act and the Company is not required to qualify an indenture relating to the Notes under the Trust Indenture Act of 1939, as amended. Prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement, the Company agrees not to take any action that would render the issuance and sale of such securities to become subject to the registration requirements of the Securities Act. The Company has not offered or sold the Securities by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

(q) Full Disclosure. Neither this Agreement, the other Transaction Documents nor any of the schedules, exhibits, written statements, documents or certificates prepared or supplied by the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made. Except as disclosed in the SEC Documents and except for matters affecting the industry of the Company as a whole, there exists no fact or circumstance which, to the knowledge of the Company upon due inquiry, could reasonably be anticipated to have a Material Adverse Effect or could adversely affect the ability of the Company to perform its obligations set forth in the Transaction Documents.

(r) Brokerage Fees. Except as set forth on Schedule 3(r), the Company and its subsidiaries have not incurred any liability for any consulting fees or agent’s commissions in connection with the offer and sale of the Securities and the transactions contemplated by this Agreement.

4.	CERTAIN COVENANTS AND ACKNOWLEDGMENTS

(a) Transfer Restrictions. The Purchaser acknowledges that, except as provided in the Registration Rights Agreement, (i) none of the Securities have been, or are being, registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration; and (ii) any sale of the Securities made in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms of said Rule, accompanied by a legal opinion obtained by the Purchaser which is satisfactory to the Company’s legal counsel. The provisions of Section 4(a) and 4(b) hereof, together with the rights and obligations of the Purchaser under the Transaction Documents, shall be binding upon any subsequent transferees of the Securities.

(b) Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its legal counsel that such registration shall no longer be required, the Notes and certificates evidencing the Securities shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

The Company and the Holders (as hereinafter defined) hereby expressly agree that the Notes shall contain, among other provisions, a provision providing substantially as follows:

THIS NOTE IS SUBJECT TO PROVISIONS IN THE 10% CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT DATED AS OF SEPTEMBER 23, 2003 FOR THE SUBORDINATION OF THIS NOTE TO SENIOR INDEBTEDNESS OF THE COMPANY, UPON ALL THE TERMS AND CONDITIONS THEREIN SPECIFIED.

(c) Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Securities to the Purchaser, as required by United States laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the Rules and Regulations of the Commission), and to provide copies thereof to the Purchaser promptly after such filing or filings.

(d) Reporting Status. The Company shall timely file, or timely obtain extensions of time to file, all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(e) State Securities Filings. The Company shall from time to time promptly take such action as either the Purchaser or any of its representatives, if applicable, may reasonably request to qualify the Securities for offering and sale under the securities laws (other than United States federal securities laws) of the jurisdictions in the United States as shall be so identified to the

Company, and to comply with such laws so as to permit the continuance of sales therein, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

(f) Use of Proceeds. The Company will use the net proceeds from the sale of the Notes for the Company’s working capital.

(g) Registration Rights. The Company acknowledges that if the Notes are converted or the Warrants are exercised, it has provided the Purchaser with certain registration rights under the Securities Act as set forth in the Registration Rights Agreement.

(h) Stockholder Approval. The Company shall seek and use its best efforts to obtain, on or before the date which is 90 days after the Closing Date, the approval of its stockholders of the issuance of the Underlying Shares at the adjusted conversion price of $.57 per share (the “Stockholder Approval”). The Company shall call a meeting of stockholders to be held within 90 days after the Closing Date, shall prepare and file with the Commission as promptly as practical, but in no event later than 30 days after the Closing Date, preliminary proxy materials which set forth a proposal to seek such Stockholder Approval and shall recommend approval thereof by its stockholders. The Company shall furnish to the Purchaser and its counsel a copy of its definitive proxy materials for such meeting of stockholders and any amendments or supplements thereto promptly after the same are mailed to stockholders or filed with the Commission, shall inform the Purchaser of the progress of solicitation of proxies for such meeting and shall inform the Purchaser of any adjournment of such meeting and shall report the result of the vote of any stockholders on such proposition on the day such vote is taken.

(i) Reservation of Common Stock Issuable upon Conversion of Notes and Exercise of Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the full conversion of Notes and exercise of the Warrants such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of Notes and exercise of the Warrants . All calculations pursuant to this paragraph shall be made without regard to restrictions on beneficial ownership.

(j) Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of the Notes and/or exercise of the Warrants will, upon issuance pursuant to the terms of the Notes and/or the Warrants, as the case may be, be fully paid and nonassessable.

5.	TRANSFER AGENT INSTRUCTIONS

The Company warrants that no instruction, other than the instructions referred to in this Section 5, prior to the registration and sale under the Securities Act of the Securities will be given by the Company to its transfer agent in respect of the Underlying Shares and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law.

Nothing in this Section 5 shall affect in any way the Purchaser’s obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Purchaser provides the Company with an opinion of counsel reasonably satisfactory to the Company and its legal counsel that registration of a resale by the Purchaser of any of the Securities in accordance with Section 4(a) of this Agreement is not required under the Securities Act, the Company shall permit the transfer of the Securities and promptly instruct the Company’s transfer agent to issue one or more certificates for Common Stock without legend in such names and in such denominations as specified by the Purchaser.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE NOTES AND WARRANTS

Each Purchaser understand that the Company’s obligation to issue the Notes and the Warrants on the Closing Date to the Purchaser pursuant to this Agreement is conditioned upon the satisfaction by the Purchaser or the waiver by the Company of each of the following conditions:

(a) The accuracy on the Closing Date of the representations and warranties of the Purchaser contained in this Agreement, as if made on the Closing Date, and the performance by the Purchaser including, but in no way limited to, the delivery by the Purchaser to the Company of the full Purchase Price for the purchase of the securities, on or before the Closing Date, of all covenants and agreements of the Purchaser contained in the Transaction Documents and required to be performed on or before the Closing Date.

(b) The absence or inapplicability of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

(c) The Purchaser shall have executed each of the Transaction Documents and any and all ancillary documents thereto and delivered the same to the Company.

(d) The Company shall have received from the Purchaser such other certificates and documents as it or its representatives, if applicable, shall reasonably request, and all proceedings taken by the Purchaser in connection with the Transaction Documents contemplated by this Agreement and the other Transaction Documents and all documents and papers relating to such Transaction Documents shall be satisfactory to the Company.

7.	CONDITION TO THE COMPANY’S OBLIGATION TO ADJUST THE CONVERSION AND EXERCISE PRICES

(a) Stockholder Approval. The Purchaser understands that the Company’s obligation to adjust the conversion price of the Notes and the exercise price of the Warrants to $.57 per share is conditioned upon the Company obtaining stockholder approval for the issuance of the Underlying Shares and the shares issuable upon exercise of the Warrants at that price. The Company shall either convene a stockholders meeting or mail a Consent Solicitation so as to provide the stockholders the opportunity to approve the issuance of the issuance of the Underlying Shares and the shares issuable upon exercise of the Warrants at $.57 per share.

8.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE THE NOTES

The Company understands that the Purchaser’s obligation to purchase the Notes and acquire the Warrants on the Closing Date is conditioned upon the satisfaction by the Company or the waiver by the Purchaser of each of the following conditions:

(a) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date, and the performance by the Company, on or before the Closing Date, of all covenants and agreements of the Company contained in the Transaction Documents and required to be performed on or before the Closing Date.

(b) The Company shall have executed the Transaction Documents and any and all ancillary documents thereto and delivered same to the Purchaser.

(c) On the Closing Date, the Purchaser shall have received an opinion of counsel for the Company, dated the Closing Date in the form attached hereto as Exhibit A.

(d) On the Closing Date, the Purchaser shall have received a certificate executed by the President or the Chief Executive Officer of the Company and by the Chief Financial Officer of the Company, stating that all of the representations and warranties of the Company set forth in the Transaction Documents are accurate as of the Closing Date and that the Company has performed all of its covenants and agreements required to be performed under the Transaction Documents on or before the Closing Date.

(e) The Purchaser shall have received an incumbency certificate, dated as of the Closing Date, for the officers of the Company executing this Agreement, and any other documents or instruments delivered in connection with the Transaction Documents at the Closing.

(f) The Purchaser shall have received a certificate of the Secretary of the Company, dated the Closing Date, as to the continued and valid existence of the Company, certifying the attached copy of the By-laws of the Company, the authorization of the execution, delivery and performance of the Transaction Documents, and the resolutions adopted by the Board authorizing the actions to be taken by the Company contemplated by the Transaction Documents.

(g) The Purchaser shall have received from the Company such other certificates and documents as they or their representatives, if applicable, shall reasonably request, and all proceedings taken by the Company in connection with the Transaction Documents contemplated by this Agreement and the other Transaction Documents and all documents and papers relating to such Transaction Documents shall be satisfactory to the Purchaser.

(h) No injunction, order, investigation, claim, action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would restrain, impair or prevent the carrying out of this Agreement or the other

Transaction Documents or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the other Transaction Documents or cause any such transaction to be rescinded.

(i) The Company shall have obtained in writing or made all consents, waivers, approvals, orders, permits, licenses and authorizations of, any registrations, declarations, notices to and filings and applications with, any governmental authority or any other person or entity (including, without limitation, securityholders and creditors of the Company) required to be obtained or made in order to enable the Company to observe and comply with all its obligations under this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby, and including, without limitation, the written waiver, dated September 25, 2003, obtained by the Company from the holder of its Senior Indebtedness, waiving the benefits afforded in Section 10(c) of this Agreement.

9.	EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. If any of the events specified in Sections 9(b)-(f) shall occur (herein individually referred to as an “Event of Default”), the holder of any outstanding Note issued pursuant to this Agreement (the “Holder”) may, so long as such condition exists, declare the entire principal and unpaid accrued interest thereon immediately due and payable, by notice in writing to the Company and, subject to the provisions of Section 10 hereof, pursue any available legal remedies for the amount due on the Note.

(b) Payments. Default in the payment of the principal or unpaid accrued interest of the Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default.

(c) Bankruptcy. The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action.

(d) Commencement of an Action. If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

(e) Default of Senior Indebtedness. Any declared default of the Company under any Senior Indebtedness (as defined in Section 10 hereof) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder, or in the event that any Senior Indebtedness has become due and payable upon maturity and has not been satisfied.

(f) Covenants and Agreements. The Company shall default in the performance of any of its material covenants and agreements set forth in any provision of this Agreement and the continuance of such default for thirty (30) days after a Purchaser has given the Company written notice of such default.

(g) Other Remedies. If any Event of Default shall occur and be continuing, the Holder shall have solely the remedies set forth in this Section 9.

10.	SUBORDINATION

The indebtedness evidenced by the Note is hereby expressly subordinated to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness (as defined herein).

(a) Agreement To Subordinate. The Company agrees, and each Holder by accepting a Note agrees, that the indebtedness and other payment obligations incurred under this Agreement or evidenced by the Notes, including without limitation all indemnification obligations of the Company under Section 12, are subordinated in right of payment, to the extent and in the manner provided in this Section 10, to the prior indefeasible payment in full in cash of the Senior Indebtedness, and that the subordination is for the benefit of the holders of Senior Indebtedness, and the Senior Indebtedness shall rank senior to the Notes (and in such case only to the extent and on the terms and conditions set forth herein). “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on, and all other obligations now outstanding or hereafter arising from time to time under: (a) the Revolving Credit and Security Agreement (“Credit Agreement”) dated as of January 1, 1993 between the Company, Acclaim Distribution Inc., LJN Toys, Ltd., Acclaim Entertainment Canada, Ltd. and Arena Entertainment Inc., as borrowers, and GMAC Commercial Finance LLC, as successor in interest by merger to GMAC Commercial Credit LLC, formally known as BNY Factoring LLC, as successor by merger to BNY Financial Corporation (“GMAC”), as lender, as amended and restated on February 28, 1995, and as amended thereafter or hereafter; and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor, any additional loans or advances hereafter made in respect of the Senior Indebtedness and any amendment, modification, or change in such Senior Indebtedness and the documents evidencing the same.

(b) Liquidation, Dissolution, Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness or provision satisfactory to the holders of Senior Indebtedness shall be made for such payment before the Holders shall be entitled to receive any payment of principal of or interest on the Notes or in respect of any other obligation arising under this Agreement; and

(2) until the Senior Indebtedness is paid in full, in cash, any distribution to which the Holders would be entitled but for this Section 10 shall be made to holders of Senior Indebtedness as their interests may appear.

(c) Senior Indebtedness. If any Senior Indebtedness is outstanding and the holder of such Senior Indebtedness has not waived in writing the benefits of this sentence, the Company may not pay principal of or interest on the Notes or make any payment in respect of any other obligation arising under this Agreement or acquire or redeem any Notes for cash or property (notwithstanding conversion of the Notes into the Underlying Shares pursuant to Section 11 of this Agreement) unless and until such Senior Indebtedness shall have been discharged in accordance with its terms or the holders of such Senior Indebtedness shall have waived in writing the benefit of this sentence, after which the Company shall resume making any and all required payments in respect of the Notes including any missed payments; provided, that, so long as the Company is not in default under the Senior Indebtedness on the date of maturity of the Notes, the Company shall pay the Holders the principal and the interest accrued on the Note in full satisfaction thereof.

(d) Acceleration of Payment of Notes and Exercise of Remedies. Until the Senior Indebtedness shall have been paid in full in cash, in the event that, and during the continuance of any Event of Default described in Section 9 hereof, all or any portion of the unpaid principal amount of the Notes shall have been declared due and payable pursuant to the provisions of Section 9 hereof, such declarations shall not be effective until the date on which the Senior Indebtedness has been paid in full in cash.

(e) When Distribution Must Be Paid Over. Without limiting the other provisions of this Section 10, in the event that any Note is declared due and payable before its Stated Maturity, then no payment or distribution of any kind or character shall be made in respect of such Note and the holders of the Senior Indebtedness outstanding at the time of such declaration shall be entitled to receive payment in full in cash of all amounts due (including by reason of acceleration), or appropriate provision satisfactory to the holders of such Senior Indebtedness shall be made for such payment, before the Holder is entitled to receive any payment or distribution of any kind or character. Notwithstanding the foregoing, if a distribution is made to any Holder that pursuant to this Section 10 should not have been made pursuant to this Section 10 to such Holder, the Holder who receives the distribution shall upon request of the holders of the Senior Indebtedness hold such distribution in trust and pay it to the such holders of Senior Indebtedness.

(f) Subrogation. After all Senior Indebtedness is paid in full in cash and until the Notes are paid in full, the Holders shall be subrogated to the rights of holders of Senior Indebtedness to receive the payments or distributions applicable to the Senior Indebtedness, to the extent payments with respect to the Notes have been applied to the payment of the Senior Indebtedness. Any payment or distribution made under this Section 10 to holders of Senior Indebtedness which otherwise would have been made to the Holders except for the provisions of this Section 10 shall not, as between the Company, its creditors (other than the holders of the Senior Indebtedness) and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, and no payments or distributions to the Holders of cash, property or securities by virtue of the subrogation herein provided shall, as between the Company, its creditors (other than the holders of the Senior Indebtedness) and the Holders, be deemed to be a payment to or on account of the Notes, it being understood that the provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the holders of the Notes on the one hand and the holders of Senior Indebtedness on the other.

(g) Relative Rights. This Section 10 defines the relative rights of the Holders and holders of Senior Indebtedness. Nothing in this Agreement shall:

(1) impair, as between the Company and the Holders, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms (provided, however, that this provision is not intended to limit the restrictions on payments on the Notes set forth in Section 10(c) hereof); or

(2) prevent any Holder from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to the Holders (provided, however, that this provision is not intended to limit the provisions of Section 10(d)).

(h) Subordination May Not Be Impaired by Company. No right of a holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Agreement.

(i) Reinstatement. If, at any time, all or part of any payment with respect to Senior Indebtedness previously made by the Company or any other person is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or such other person), the subordination provisions set forth herein shall continue to be effective or be reinstated (including with respect to payments on the Notes prior to such reinstatement), as the case may be, all as though such payment had not been made.

(j) Proofs of Claim. If, while any Senior Indebtedness is outstanding, any Event of Default under Section 9 or of this Agreement, with respect to the Company only, occurs each Holder shall, to the extent permitted by applicable law, duly and promptly take such action as the holder of Senior Indebtedness may reasonably request to collect any payment hereunder to which the holders of Senior Indebtedness may be entitled hereunder or under the Notes, and to file appropriate claims or proofs of claim in respect of this Agreement and the Notes. Upon the failure of any Holder to take any such action, the holder of the Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise and to the extent permitted by applicable law), but shall have no obligation, to demand, use, collect and receive every payment or distribution referred to hereunder and under any such Note and to file claims and proofs of claim with respect to this Agreement and the Notes and the Holders hereby appoint the holder of the Senior Indebtedness as attorney-in-fact for such Holders to take any and all actions permitted by this paragraph to be taken by such Holders; provided, however, that the holder of the Senior Indebtedness shall only be permitted to file such proofs of claim upon notice to each Holder and to the extent that the Holders have failed to make such filings by the date which is ten (10) days prior to the last date on which such Holders are permitted to make such filings as a matter of applicable Bankruptcy Law.

(k) Non-Impairment. The Holders agree and consent that, without notice to or assent by them, and without affecting the liabilities and obligations of the Company and the rights and benefits of the holders of the Senior Indebtedness set forth in this Section 10:

(1) the obligations and liabilities of the Company and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

(2) the holders of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness; and

(3) any balance or balances of funds with any holder of Senior Indebtedness at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released,

all as the holders of any Senior Indebtedness, or any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Indebtedness.

(k) No Modification. The provisions of this Section 10 and the defined terms used in this Section 10 are for the benefit of the holders from time to time of Senior Indebtedness and, so long as any Senior Indebtedness or any commitments with respect thereto remain outstanding, such provisions and defined terms may not be modified, rescinded or canceled in whole or in part; provided, that this Section 10 and the defined terms used in this Section 10 may be modified, amended or supplemented by the parties to this Agreement upon obtaining the prior written consent of the holders of the Senior Indebtedness.

(l) Waivers; Reliance by Holders of Senior Indebtedness. To the extent permitted by applicable law, the Holders and the Company hereby waive (1) notice of acceptance hereof by the holders of the Senior Indebtedness and (2) all diligence in the collection or protection of or realization upon the Senior Indebtedness. Each Holder, by accepting any Note, acknowledges and agrees that the subordination provisions in this Section 10 are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

(m) Enforcement of Rights. The Company and the Holders hereby expressly agree that the holders of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Section 10 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

(n) Undertaking. By its acceptance of the Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 10.

(o) Prohibition of Payment of Notes. The Holder and the Company hereby acknowledge that, pursuant to the terms of the Credit Agreement, the Company may not, directly or indirectly, make any payments of principal or interest in respect of the Notes; except that the Company may make (i) regularly scheduled, semiannual payments of interest in respect of the Notes and (ii) payment of accrued interest upon conversion of the Notes, provided that, in either case, immediately prior to and after giving effect to any such interest payments, no Default, Event of Default or Overadvance (as such terms are defined in the Credit Agreement) exists or would exist under the Credit Agreement.

11.	CONVERSION OF NOTE

(a) Conversion.

(1) Subject to and upon compliance with the provisions of this Section 11, except as otherwise specified herein, following the receipt of the approval of the stockholders of the Company to the issuance of the Underlying Shares at $.57 per share, pursuant to Section 4(i) hereto, without regard to the then market price of the Common Stock, the Note shall automatically be converted into that number of shares of Common Stock equal to the face amount of the Note divided by $.57, subject to this Section 11, adjusted only as provided in Section 11(d) hereof; provided, however, that such conversion will only occur at such time after stockholder approval is obtained and (i) a registration statement is effective covering the Underlying Shares and (ii) the Common Stock is listed on Nasdaq.

(2) At any time, and from time to time, the Note may be converted by the Purchaser, in whole or in part, into that number of shares of the Company’s Common Stock equal to the principal amount of the Note being converted or, if less than the entire principal amount of the Note is to be so converted, the portion thereof to be converted, divided by the Conversion Price in effect on the applicable date. As used herein, the term “Conversion Price” means $.724 per share; provided, however, that if the stockholder approval contemplated by Section 4(i) is obtained, then the Conversion Price shall be $.57 per share, in either case subject to adjustment as provided herein.

(3) For the purposes of Section 11, the term “Common Stock” shall mean the Common Stock or any shares of capital stock of the Company into which such shares shall be changed or reclassified after the Closing Date.

(b) Conversion Process.

(i) Automatic Conversion. Immediately following the approval of the stockholders of the Company of the issuance of the Underlying Shares at $.57 and the satisfaction of the conditions set forth in Section 11(a)(1) above, the Note, without any action on the part of the Holders or the Company, shall forthwith cease to be outstanding, shall be cancelled and retired, shall no longer be transferable, and no payment or other consideration shall be made or paid, in respect thereof. As soon as reasonably practicable following the approval of the stockholders of the Company of the issuance of the Underlying Shares at $.57, the Company shall mail to each Holder notice, substantially in the form attached to the Note, informing such Holder of the stockholders approval and of the automatic conversion of the Note to the Underlying Shares. As soon as reasonably practicable after receipt of the notice, the Holder shall surrender the Note duly endorsed or assigned to the Company or in blank, at the office or agency of the Company maintained for that purpose for cancellation. Upon receipt of the Note, the Company shall cancel the Note. The Note shall be deemed to have been converted immediately on the close of business on the day immediately following the day that the Company receives the approval of the stockholders for the issuance of the Underlying Shares and at such time the rights of the Holders shall cease, and the Holder entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in section 11(c) hereof.

(ii) Voluntary Conversion. In the event the Holder exercises its conversion right pursuant to Section 11(a)(2), the Holder of any Note to be so converted shall surrender such Note duly endorsed or assigned to the Company or in blank, to the Company or at the office of any Conversion Agent, accompanied by a duly signed conversion notice substantially in the form attached to the Note to the Company stating that the Holder elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted.

Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Notes (or the portion thereof being converted) as Holders shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, but in no event later than three trading days after the conversion date, the Company shall cause to be issued and delivered to the converting Holder certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in good funds of accrued and unpaid interest, if any, on the Note, or portion of the principal amount thereof converted, as the case may be.

In the case of any Note which is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes in aggregate principal amount equal to the unconverted portion of the principal amount of such Notes.

The Company hereby initially appoints the Transfer Agent as the Conversion Agent.

(c) Fraction of Shares. No fractional shares of Common Stock shall be issued upon conversion of the Note. Instead of any fractional share of Common Stock which would otherwise be issuable upon the conversion of the Note, the Company shall issue one full share for any fractional share of or in excess of .50 of a share, and no shares for any fractional shares below .50 of a share.

(d) Adjustment of Underlying Shares.

(1) In case the Company shall at any time after the Closing Date and prior to conversion of the Note (1) declare a dividend on the Common Stock payable in shares of its capital stock, (2) subdivide the Common Stock into a greater number of shares, (3) combine the Common Stock into a smaller number of shares, or (4) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the number of Underlying Shares, in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such dividend or to participate in such subdivision, contribution or reclassification or, if no record date is selected or the fixing of a record date is inapplicable, immediately prior to the effective time of such subdivision, combination, or reclassification, shall be proportionately adjusted so that the Holder shall be entitled to receive the aggregate number and kind of shares which, if such Note had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed in this section 11(d) shall occur and shall take effect at the close of business on the aforementioned record date or at the aforementioned effective time, as the case may be. In the event that after fixing any such record date any such dividend or other transaction is not effected, the number of Underlying Shares shall be readjusted to the number of Underlying Shares which would then have been in effect if such record date had not been fixed.

(2) In case the Company shall, (i) by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding any cash portions of distributions referred to elsewhere in this Section 11(d)) in an aggregate amount that, combined together with (a) all other such all-cash distributions made within the preceding 12 months in respect to which no adjustment has been made and (b) any cash and their fair market of other consideration paid or payable in respect of any tender offers by the Company for Common Stock concluding within the preceding 12 months in respect of which no adjustment has been made, exceeds 25% of the Company’s market capitalization (defined as being the product of the current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution(as determined by the Board of Directors), and or (ii) purchase Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that together with (a) any cash and the fair market value of any other consideration paid or payable in any other tender offer by the Company or any of its subsidiaries of Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made (as determined by the Board of Directors) and (b) the aggregate amount of any such all-cash distributions referred to in (i) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 25% of the Company’s market capitalization on the expiration of such tender offer, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subsection (d) by a fraction of which the numerator shall be the current market price per share (determined as provided in this Section 11(d) of the Common Stock on the date of such effectiveness less the amount of cash so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock determined as aforesaid), such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

(3) In case at any time on or after the Closing Date the Company shall issue shares of its Common Stock or instruments convertible into or exercisable for Common Stock (“Common Stock Equivalents”) (collectively, the “Newly Issued Shares”), other than an issuance pro rata to all holders of its outstanding Common Stock, at a price below the greater of (x) the Conversion Price in effect at the time of such issuance and (y) the current market price of the Common Stock at the time of such issuance, then following such issuance of Newly Issued Shares the Conversion Price shall be adjusted as follows:

(A) In the case of such issuance occurring when the Conversion Price in effect at the time of such issuance is greater than the current market price of the Common Stock at such time, the Conversion Price following any such adjustment shall be determined by multiplying the Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares) plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company for the number of Newly Issued Shares would purchase at a price equal to the Conversion Price in effect immediately prior to the time of such issuance, and the denominator shall be the sum of (X) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all options, warrants, purchase rights or convertible securities which are exercisable or convertible at the time of the issuance of the Newly Issued Shares) plus (Y) the number of Newly Issued Shares. The adjustment provided for in this paragraph may be expressed as the following mathematical formula:

( O +(C / CP)) x CP
NCP =	( O + N )

where:

	C	=	aggregate consideration received by the Company for the Newly Issued Shares

	N	=	number of Newly Issued Shares

	O	=	number of shares of Common Stock outstanding (on a fully diluted basis, as described above) immediately prior to the issuance of the Newly Issued Shares

	CP	=	Conversion Price immediately prior to the issuance of the Newly Issued Shares

	NCP	=	Conversion Price immediately after the issuance of the Newly Issued Shares

(B) In the case of such issuance occurring when the current market price of the Common Stock at the time of such issuance is greater than the Conversion Price in effect at such time, the Conversion Price following any such adjustment shall be determined by multiplying the Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares) plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company for the number of Newly Issued Shares would purchase at a price equal to the current market price of the Common Stock at the time of such issuance, and the denominator shall be the sum of (X) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all options, warrants, purchase rights or convertible securities which are exercisable or convertible at the time of the issuance of the Newly Issued Shares) plus (Y) the number of Newly Issued Shares. The adjustment provided for in this paragraph may be expressed as the following mathematical formula:

( O +(C / FMV)) x CP
NCP =	( O + N )

where:

	C	=	aggregate consideration received by the Company for the Newly Issued Shares

	N	=	number of Newly Issued Shares

	O	=	number of shares of Common Stock outstanding (on a fully diluted basis, as described above) immediately prior to the issuance of the Newly Issued Shares

	FMV	=	current market price of the Common Stock at the time of issuance of the Newly Issued Shares

	CP	=	Conversion Price immediately prior to the issuance of the Newly Issued Shares

	NCP	=	Conversion Price immediately after the issuance of the Newly Issued Shares

Notwithstanding the foregoing, no adjustment shall be made under this Section 11(d) by reason of:

(A) the issuance by the Company of shares of Common Stock pro rata to all holders of the Common Stock so long as (i) any adjustment to the Conversion Price that is required elsewhere in this Section 11(d) is made and (ii) the Company shall have given notice of such issuance thereof to the Holder;

(B) the issuance by the Company of the Notes and the Warrants pursuant to this Agreement or the issuance by the Company of shares of Common Stock upon conversion of the Notes in accordance with the terms hereof and thereof or upon exercise of the Warrants in accordance with the terms thereof; and

(C) the issuance by the Company of Common Stock or options to purchase Common Stock to employees, directors and consultants under the a stock compensation plan duly adopted by the Board of Directors.

For the purpose of any computation under this Section 11(d) the “current market price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the five consecutive trading days immediately preceding the date in question. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the Nasdaq or, if the shares of Common Stock are not listed or admitted to trading on the Nasdaq, on the principal national securities exchange on which the shares are listed or admitted to trading, or if they are not listed or admitted to trading on any national securities exchange, the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

(e) Merger. If the Company shall merge or consolidate with another corporation, the Holder shall thereafter have the right, upon conversion of the Note to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable by a holder of the number of shares of Common Stock for which such Note might have been exercised immediately prior to such merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such merger or consolidation). Any shares of stock or other securities to be received upon conversion in such event shall be registered for resale under the securities laws in the same manner and to the same extent as the shares of stock or other securities received by the Company’s other outstanding common stock holders, both registered and unregistered, except to the extent that the rules and regulations of the SEC require different procedures or forms.

(f) Notice of Certain Corporate Action. In case:

(1) the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus;

(2) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights;

(4) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger, share exchange or combination to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, transfer or conveyance of all or substantially all of the assets of the Company; or

(5) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at the offices of the Company, and shall cause to be mailed to the Holder at its last addresses as it shall appear in the records of the Company, at least twenty (20) days or ten (10) days in any case specified in clause (1) or (2) of this Section 11(f) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (1) through (4) of this Section 11(f).

(g) Transfer and Exchange of Note. The Note shall not be transferred except pursuant to an applicable exemption under the Securities Act, subject to receipt by the Company of an opinion from Purchaser’s counsel and subject to the consent of the Company. Such transfer and assignment shall be made in accordance with applicable federal and state securities laws. At any time and from time to time, upon not less than twenty (20) days’ notice to that effect given by the Holder and, upon surrender of the Note at the Company’s office by the Holder, the Company will deliver in exchange therefor, without expense to the Holder, except as set forth below, one or more Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, provided such Notes are in denominations of at least One Million Dollars ($1,000,000) or any amount in excess thereof as the Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by the Purchaser, and otherwise of the same form and tenor as the Note so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

(h) Loss, Theft, Mutilation or Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note.

(i) Expenses. The Company agrees to pay duplicating and printing costs and charges for shipping the Note, adequately insured, to the Purchaser’s address set forth in the Company’s records or at such other place as the Purchaser may designate.

(j) Cancellation of Converted Note. The Note or portions thereof delivered for conversion shall be cancelled by or at the direction of the Company.

12. ISSUANCE OF THE WARRANTS In connection with the transactions contemplated hereby, the Company agrees to issue to the Purchaser a Warrant, or Warrants, as the case may be, to purchase shares of the Company’s Common Stock. The terms of the Warrant shall be as follows:

(a) A Warrant will be issued at the Closing, and will entitle the holder thereof to purchase such number of shares of the Company’s Common Stock equal to twenty five percent (25%) of the number of Underlying Shares, at an exercise price per share equal to the average closing price of a share of Common Stock for the ten (10) trading days immediately preceding the Closing Date. In the event that the Company obtains stockholder approval for the issuance of the Underlying Shares at $.57 per share, then such Warrant may be returned to the Company by the holder and cancelled, and a new Warrant, for the same number of shares, will be issued to the holder thereof, with the sole change to the reissued Warrant being that the exercise price thereof will be adjusted to $.57 per share.

(b) In the event that the Company does not obtain stockholder approval for the issuance of the Underlying Shares at $.57 per share, then the Purchaser will be entitled to receive a second Warrant from the Company entitling the holder thereof to purchase such number of shares of the Company’s Common Stock equal to twenty five percent (25%) of the number of Underlying Shares, at an exercise price per share equal to the average closing price of a share of Common Stock for the ten (10) trading days immediately preceding and including the date upon which such Warrant is issued by the Company. This second warrant, if issued, will be issued by the Company within ten (10) business days following the date upon which stockholder approval is not obtained.

13.	INDEMNIFICATION

(a) Indemnification of Purchaser by the Company.

(1) The Company hereby agrees to indemnify and hold harmless each of the Purchaser, its affiliates and its investment advisor, if any, and their respective officers, managers, members, directors, partners, shareholders, and employees (collectively, the “Buyer Indemnitees”), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, “Losses”), and agrees to reimburse the Buyer Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Buyer Indemnitees and to the extent arising out of or in connection with:

(i)	a material misrepresentation, omission of fact or breach of any of the Company’s representations or warranties contained in this

Agreement or the Registration Rights Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

(ii)	a material failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the Registration Rights Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement.

(2) Notwithstanding anything to the contrary in this Agreement or the Registration Rights Agreement, the aggregate payments for indemnification (including the reasonable fees and expenses of legal counsel) made by the Company to the Buyer Indemnitees pursuant to this Section 13(a) with respect to any Loss, Claim, or series of Losses or Claims, shall not exceed the Purchase Price; provided, however, that such Buyer Indemnitees shall not be entitled to indemnification payments pursuant to both Section 13 of this Agreement and Section 6 of the Registration Rights Agreement as a result of a claim which may arise under both this Agreement and the Registration Rights Agreement; further, providedthat any remedy for an Event of Default paid under either Section 8 or 10 hereto, shall not allow for indemnification pursuant to this Section 13(a) and indemnification under this Section 13(a) for any Loss or Claim shall not be deemed an Event of Default under Section 9 hereto.

(b) Indemnification of the Company by Purchaser.

The Purchaser hereby agrees to indemnify and hold harmless the Company, its affiliates and their respective officers, directors, partners and members (collectively, the “Company Indemnitees”), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), to the extent arising out of or in connection with any misrepresentation, omission of fact or breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement, or the Registration Rights Agreement and any failure by the Purchaser to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement, or the Registration Rights Agreement. Notwithstanding anything to the contrary in this Agreement, the aggregate payments for indemnification (including the reasonable fees and expenses of legal counsel) made by the Purchaser to the Company pursuant to this Section 11(b) with respect to any Loss, Claim, or series of Losses or Claims, shall not exceed the Purchase Price.

(c) Third Party Claims.

Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 13 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this Section 13 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld) settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

(d) Notwithstanding Section 16(b) of this Agreement, the indemnification described in this Section 13 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty, condition, or covenant made in this Agreement or in the Transaction Documents.

14.	EXPENSES

(a) The Company covenants and agrees with the Purchaser that the Company shall pay or cause to be paid the following: (i) all expenses in connection with registration or qualification of the Underlying Shares for offering and sale under federal securities laws, and state securities laws; and (ii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section, including the fees and disbursements of the Company’s counsel, accountants and other professional advisors, if any. Additionally, the Company agrees to reimburse the investors for their legal expenses for negotiating and closing the issuance of the Notes and the Warrants and relating to the implementation of the registration rights, which expense reimbursement will not exceed $15,000 in the aggregate for all Purchasers under this Section 14(a) and Section 5 of the Registration Rights Agreement.

(b) Other than as set forth in Section 13(a) above and in Section 5 of the Registration Rights Agreement, each of the parties hereto agree that they shall each be responsible for and pay their own expenses and fees, including all legal, accounting and other professional fees, associated with the transactions contemplated by Transaction Documents.

15.	SURVIVAL

The representations and warranties of the Company and the Purchaser shall survive the Closing until such time as the Registration Statement covering the Underlying Shares has been declared effective by the SEC and available for use for at least 5 consecutive trading days after the stockholder approval contemplated by Section 4(h) has been obtained. The agreements and covenants of the Company and the Purchaser, including indemnification obligations under Section 11, shall survive the execution and delivery of this Agreement and the delivery of the Securities hereunder until the Company has satisfied in full its obligations under the terms of the Registration Rights Agreement; provided that, any claim for indemnification made under this Agreement must be made prior to the first anniversary of the Closing Date.

16.	MISCELLANEOUS

(a) Subject to the subordination provisions set forth in Section 10 and to the consent of the holders of any Senior Indebtedness, the Company may, at its option, redeem the Notes in whole but not in part on any date on or after April 1, 2005, upon notice as set forth below, at a Redemption Price, payable in cash, equal to the outstanding principal amount of the Notes plus accrued and unpaid interest thereon to the applicable redemption date (the “Redemption Price”), on the date of redemption (the “Redemption Date”) if the following requirements are satisfied:

(A) the Closing Price of the Common Stock has exceeded 200% of the Conversion Price (as defined in Section 11 and as such may be adjusted from time to time) then in effect for at least 20 trading days in any consecutive 30-trading day period ending on the trading day prior to the date of mailing of the notice of redemption pursuant hereto (the “Notice Date”) and

(B) at all times from the beginning of the 30-trading day period referred to in the preceding clause (A) to the Redemption Date a registration statement under the Securities Act covering resales of the Underlying Securities, and complying with the Registration Rights Agreement, is effective and available for use by the Holders for resales of the Underlying Securities issued or issuable upon conversion of the Notes and such registration statement is expected to remain effective for the 30 days following the Redemption Date.

(2) Notice of Redemption. Notice of redemption shall be given in the manner provided in Section 16(j) hereof to the Holders of Notes to be redeemed. Such notice shall be given not less than 20 nor more than 60 days prior to the Redemption Date.

All notices of redemption shall state:

(i)	the Redemption Date;

(ii)	the Redemption Price including the amount of interest accrued and unpaid to the Redemption Date, if any;

(iii)	that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed, and that interest thereon shall cease to accrue on and after such date;

(iv)	the Conversion Price, the date on which the right to convert the principal of the Notes to be redeemed will terminate and the places where such Notes may be surrendered for conversion; and

(v)	the place or places where such Notes are to be surrendered for payment of the Redemption Price.

(3) Effect of Notice of Redemption. Notice of redemption having been given as provided in Section 16(a)(2) hereof, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the applicable Redemption Price and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with such notice, such Note shall be paid by the Company at the Redemption Price;

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price thereof shall, until paid, bear interest from the Redemption Date at 16% per annum.

(4) Deposit of Redemption Price. Prior to or on the Redemption Date, the Company shall deposit with a United States commercial bank located in The City of New York and having capital and surplus equal to at least $500 million, to be held in trust for the Holders of Notes redeemed, an amount of money sufficient to pay the Redemption Price of all the Notes to be redeemed on the Redemption Date, other than any Notes called for redemption on the Redemption Date which have been converted in accordance with Section 11 prior to the date of such deposit.

If any Note called for redemption is converted into Common Stock in accordance with Section 11, any money so deposited and held in trust for the redemption of such Note shall (subject to any right of the Holder of such Note) be paid to the Company at the Company’s request.

(b) Mandatory Redemption. Subject to the subordination provisions set forth in Section 10 and to the consent of the holders of any Senior Indebtedness, the Purchaser has the right to require the Company to repurchase the Notes at a redemption amount equal to the greater of (1) the principal amount of the Note plus accrued interest thereon, or (2) the market value of the

Underlying Stock, upon the occurrence of a change in control of the Company. For the purposes of this Section 16(b), “change in control” shall mean (a) any transfer (whether in one or more transactions) of ownership by James Scoroposki and Gregory Fischbach (collectively, the “Original Owners”) to a Person who is neither an Original Owner nor an affiliate of an Original Owner which would result in the beneficial ownership of the Original Owners of less than ten percent in the aggregate of the Common Stock of the Company or (b) any merger, consolidation or sale of substantially all of the property of assets of the Company.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to conflicts of laws issues. Each of the parties submits to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

(d) Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original.

(e) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

(f) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction.

(g) Successors. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto.

(h) Amendments. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

(i) Merger. This Agreement, together with the other Transaction Documents, supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

(j) Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	Acclaim Entertainment, Inc. One Acclaim Plaza Glen Cove, New York 11542 ATTENTION: Gerard Agoglia Chief Financial Officer Tel.: (516) 656-5000 Fax: (516) 656-2039

with a copy to:

Acclaim Entertainment, Inc. One Acclaim Plaza Glen Cove, New York 11542 ATTENTION: Edward M. Slezak Vice President, Corporate Counsel Tel.: (516) 656-2234 Fax: (516) 656-2045
Purchaser:

17.	NON-DISCLOSURE

The Purchaser acknowledges that the Company is a publicly-listed company and, as such, is subject to strict regulation governing the disclosure of information relating to corporate transactions. Except as required by law, without the prior written consent of the Company, the Purchaser will not directly or indirectly, make any public comment, statement or communication to any individual or entity with respect to, or otherwise disclose the existence of discussions regarding a possible transaction between the parties or any of the terms, conditions, or other aspects of this Agreement until such time as the transaction is completed, or any confidential information provided by the Company to the Purchaser. Further, the Purchaser acknowledges that it may not trade in the securities of the Company when it is in possession of material, non-public information and that it agrees that it will not do so. The Purchaser will not use any confidential information provided by Company to the Purchaser for any purpose other than evaluating an investment by the Purchaser in the Shares. Confidential Information shall include all non-public information provided by the Company to the Purchaser, but shall not include information that (a) is now or subsequently becomes generally available to the public through no wrongful act or omission of the Purchaser, (b) the Purchaser can demonstrate to have had rightfully in its possession prior to disclosure to the Purchaser by the Company, and (c) the Purchaser rightfully obtains from a third party who has the right to transfer or disclose it. If the Purchaser is required by law, based on an opinion provided by the Purchaser’s counsel, to make any such disclosure, it shall first provide to the Company the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

The Company and the Purchaser each recognize that in the event that any party fails to perform, observe, or discharge any or all of its obligations under this Section 16, any remedy at law may prove to be inadequate relief to the aggrieved party. The Company and the Purchaser therefore agree that an aggrieved party under this Section 16, if such party so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned on the date first written above.

COMPANY:

ACCLAIM ENTERTAINMENT, INC.

By:

Name:
Title:

PURCHASER:

By:

Name:
Title:

SCHEDULE 3(b)

Outstanding Derivative Securities and Related Registration Rights

As of June 29, 2003

Unexercised options issued and outstanding	13,870,883
Options reserved for future issuance	4,245,788

Total options unexercised and reserved for future issuance	18,116,671
Warrants to purchase common stock issued and outstanding	5,264,778
Shares issuable upon conversion of rights plan as of 6/29/03	8,522,241
Available and reserved for employee stock purchase plan	1,799,570

Total other	10,351,811

Total derivative securities outstanding as of the date hereof	33,733,260

Note 1: As of the date hereof, the following persons have registration rights not satisfied: Gregory Fischbach (1,125,000); James Scoroposki (1,125,000); and GMAC Commercial Credit LLC (100,000), as adjusted.

Schedule 3(g)

The Company has granted certain registration rights to warrant holders. In connection with the filing of the registration statement contemplated by the Registration Rights Agreement, certain of such warrant holders will be entitled to piggy back registration.

Schedule 3(n)

Pursuant to a letter agreement between HCFP/Brenner Securities, LLC and Acclaim Entertainment, Inc., dated May 29, 2003.